EXHIBIT 99.1

PRESS RELEASE

LivaNova PLC Announces Management Change

LONDON, January 13, 2016 -- LivaNova, PLC (NASDAQ:LIVN; LSE:LIVN) (the “Company”), today announced a change to the leadership of the Neuromodulation Business Unit.

Effective immediately, Jason Richey has been appointed President of the Neuromodulation Business Unit and a member of the Executive Leadership Team of LivaNova.

Most recently the Vice President of Global Sales and Marketing for Neuromodulation, Mr. Richey has been with Cyberonics, Inc., the Company’s predecessor, since 2001 and brings substantial industry experience, knowledge of the business, and most importantly, success across his career. From 2011 to 2015, Mr. Richey was responsible for leadership of the International business of Cyberonics, achieving double-digit sales growth each year and substantial improvements in profitability.  His responsibilities included sales, marketing, reimbursement, and quality, clinical and regulatory activities.

“Jason’s many years of experience and deep knowledge of the global Neuromodulation market will be essential in ensuring that LivaNova takes full advantage of the growth opportunity presented by the AspireSR® generator in particular, and across all geographies,” commented André-Michel Ballester, LivaNova’s Chief Executive Officer.  “I’d like to thank Rohan Hoare, who will step down from the leadership of the Neuromodulation Business Unit, for his many contributions to the Neuromodulation business.  In his time as a leader, Rohan helped lay the groundwork to sustain the success of the business.”

Mr. Richey has a bachelor’s degree in Biology from Indiana University, Bloomington, Indiana.

About LivaNova

LivaNova PLC, headquartered in London, UK, is a global medical technology company formed by the merger of Sorin S.p.A, a leader in the treatment of cardiovascular diseases, and Cyberonics Inc., a medical device company with core expertise in neuromodulation. LivaNova transforms medical innovation into meaningful solutions for the benefit of patients, healthcare professionals, and healthcare systems.  The company employs approximately 4,500 employees worldwide. With a presence in more than 100 countries, LivaNova operates as three business units: Cardiac Rhythm Management, Cardiac Surgery, and Neuromodulation, with operating headquarters in Clamart (France), Mirandola (Italy) and Houston (U.S.A.), respectively.

LivaNova is listed on NASDAQ and listed on the Official List of the UK’s Financial Conduct Authority and traded on London Stock Exchange (LSE) under the ticker symbol “LIVN”.

For more information, please visit www.livanova.com, or contact:

Investor Relations: Vivid Sehgal Chief Financial Officer e-mail: investor.relations@livanova.com	Investor Relations and Media: Greg Browne Senior Vice President, Finance Phone: +1 (281) 228-7262 Fax: +1 (281) 218-9332 e-mail: corporate.communications@livanova.com

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